1Q        2Q        3Q        4Q       Total FY2015       Affiliated Broker(s)
Transamerica Capital Growth (MS)
$ -   $ 214.23     $ -       $ -          $ 214.23            BIDS(Q2)

Transamerica Enhanced Muni (Belle Haven)
$ -   $ -          $ -       $ -          $ -

Transamerica Growth Opportunities (MS)
$ -   $ -          $ -       $ -          $ -

Transamerica High Yield Muni (Belle Haven)
$ -   $ -          $ -       $ -          $ -


*BelleHaven charges no commissions. All trades were done on an agency basis. There is a $10 ticket charge per trade.